Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into on June 5, 2023 and effective as of June 5, 2023 (“Effective Date”) and is between Orchestra BioMed, Inc. (the “Company”) and Michael Kaswan (“Consultant”). The Company and Consultant may be referred to individually as a (“Party”) and collectively as the (“Parties”).

1.   Services

a.	During the Term, Consultant will perform the services and/or participate in the event(s) described in Exhibit A (“Services”). The Company will compensate Consultant as set forth in Exhibit A. Consultant is not required to devote his services to the Company exclusively and, except as provided in Section 4 and except as provided in the IP Agreement, is not precluded from engaging in any other business activity, and the compensation payable to Consultant hereunder shall not be offset or reduced by any compensation received by Consultant in connection with such other services. Consultant shall perform the Services from such location(s) as he, reasonably and in good faith, determines shall permit the proper performance of the Services.

b.	The Company will promptly reimburse Consultant for reasonable travel, lodging, and incidental expenses incurred in the performance of the Services (“Reimbursable Expenses”); provided, however, Consultant shall obtain prior email approval for any Reimbursable Expense in excess of $500.

2.   Confidentiality

a.	Consultant understands that his consulting work for the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that (i) relates to the business of the Company, the business of any parent, subsidiary, affiliate of the Company, or the business of any customer or vendor of the Company or any other party with whom the Company agrees to hold information of such party in confidence; (ii) is not generally known to the public or to other persons in the industry; and (iii) the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (“Confidential Information”). Confidential Information means (a) trade secrets; (b) proprietary information that does not rise to the level of a statutorily protectable trade secret that is made the property of the Company through positive operation of law in the form of this mutual agreement of the parties; or (c) information that is otherwise legally protectable. Such Confidential Information includes, but is not limited to, Work Product (as defined below) and non-public knowledge, data, information, and know-how, such as information relating to the Company’s products, services, and methods of operation, the identities and competencies of the Company’s employees, customers, and suppliers, chemical formulae, computer software, financial information, operating and cost data, research databases, selling and pricing information, business and marketing plans, and information concerning potential acquisitions, dispositions, or joint ventures, as well as all non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. The foregoing are only examples of Confidential Information.

b.	Consultant will, at all times, both during the Term and for seven (7) years thereafter, not attempt unauthorized access to Confidential Information, or use, disclose, copy, reverse- engineer, or distribute any Confidential Information without the prior written consent of the Company, except as may be necessary to perform Services. Despite Consultant’s confidentiality obligations, Consultant understands that he is permitted to disclose Confidential Information that is required to be disclosed pursuant to judicial order or other legal mandate, provided that Consultant has given the Company prompt notice of the disclosure requirement (if legally permitted to do so), and that Consultant reasonable cooperates with any efforts by the Company (at the Company’s sole cost and expense) to obtain and comply with any protective order imposed on such disclosure.

c.	Confidential Information does not include information that Consultant can show: (i) was generally available to, or known by, the relevant public at the time of disclosure, or became generally available to, or known by the relevant public, after disclosure to Consultant; (ii) was lawfully received by Consultant from a third party without breach of any confidentiality obligation; (iii) was known to Consultant prior to receipt from the Company; or (iv) was independently developed by Consultant or independent third parties without breach by Consultant or any third party of any obligation of confidentiality or non-use.

d.	During the Term, Consultant will not improperly use, disclose, or induce the Company to use any confidential information of any former or current employer (other than the Company) or other person or entity with which Consultant has an agreement or duty to keep information in confidence.

e.	Upon termination or expiration of this Agreement, or upon the Company’s earlier request, Consultant will deliver to the Company, and will not keep in his possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by Consultant as part of Consultant’s Services for the Company, obtained by Consultant in connection with Consultant’s Services for the Company, or otherwise belonging to the Company. If, at the time of termination, Consultant has Confidential Information stored in Consultant’s personal computer or any mobile, cloud, or other storage medium, Consultant will so advise the Company and not delete, cache, or transfer it. Consultant will then work with the Company to ensure the location of all such information is fully disclosed to the Company, retrieved and returned to the Company in a forensically sound manner, and is permanently deleted.

3.   Intellectual Property

a.	Consultant hereby assigns and will assign all inventions, improvements, ideas, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, and databases, that Consultant makes, creates, conceives, or first reduces to practice during the Term that (i) are developed using equipment, supplies, facilities, or trade secrets of the Company, or (ii) are developed within the course and scope of Consultant’s performance of Services hereunder (“Work Product”).

b.	Consultant recognizes and understands that this Agreement does not require assignment of any inventions that are developed either entirely on Consultant’s own time and without using any of the Company’s equipment, supplies, facilities, or Confidential Information. Original works of authorship, inventions, developments, and trade secrets that were made by Consultant, or acquired by Consultant, prior to providing Services under this Agreement are not assigned to the Company (“Prior Inventions”).

c.	During the Term and continuing thereafter, (i) Consultant will assist the Company, or its designee, at the Company’s expense, to secure the Company’s rights in the Work Product including copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, (ii) Consultant will execute or cause to be executed all applications, specifications, oaths, and the like which the Company reasonably deems necessary in order to apply for and obtain such rights, and (iii) if a court or other tribunal rules that the assignment under this section is ineffective or unenforceable for any reason, Consultant will take such reasonable actions as the Company may request to assign the Work Product to the Company.

d.	If Consultant incorporates any invention, improvement, development, concept, discovery, Prior Invention, or other confidential information owned by Consultant or in which Consultant has an interest, into any Work Product, Consultant hereby grants and will grant, without any further action required by either Party, a nonexclusive, royalty-free, perpetual, irrevocable, with the right to grant and authorize sublicenses, worldwide license to use, make, have made, modify, use, and sell such item as part of or in connection with such Work Product.

e.	If the Company is unable because of Consultant’s unavailability, mental or physical incapacity, or any other reason, to secure Consultant’s signature to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of such patents, copyright, and mask work registrations with the same legal force and effect as if executed by Consultant.

4.   No Conflicting Obligations

Consultant warrants that entering into this Agreement does not violate any outstanding agreement, obligation, or employment arrangement of Consultant. Consultant further warrants that during the Term, he will not enter into (a) any such conflicting agreement, or (b) any consulting relationships with other companies engaged in business that is directly related to the business in which the Company is now involved or, to Consultant’s actual knowledge, has plans to become involved. Further, Consultant will not perform any services for the Company that would conflict with any agreement or obligation of Consultant, or which would cause or result in any other person or entity having any ownership interest in any Company intellectual property, including Work Product (as defined below).

5.   Term and Termination

The term of this Agreement shall be the period beginning June 5, 2023 and ending on December 5, 2023 (such period, the “Term”). Notwithstanding the foregoing, the Company may terminate this Agreement immediately upon notice to Consultant if Consultant breaches any of the provisions contained in Sections 1, 2, or 3 and, if the Company reasonable believes such breach is curable, Consultant does not cure such breach within 30 days after receiving written notice of such breach from the Company. In the event the Company terminates this Agreement prior to the expiration of the Term for any reason other than Consultant’s breach or default of any obligation under this Agreement (and after any applicable cure period), then Consultant shall be entitled to receive full Payment for the Term as described in Exhibit A, Section 3.

6.   Independent Contractor

Consultant is an independent contractor and nothing in this Agreement or the performance of the Parties under this Agreement will constitute (or be deemed to constitute in law or in equity) a partnership, agency, distributorship, fiduciary, employment, principal/agent relationship, or joint venture relationship between the Parties. The Parties are not affiliated and neither has any right or authority to bind the other in any way. As such, Consultant will not be entitled to any benefits accorded to the Company’s employees, including workers’ compensation, disability insurance, vacation, or sick pay. Consultant will have sole control of, and will determine the manner, method, details, and means of, performing the obligations under this Agreement, provided, however, that the Company retains the right to control the overall objectives regarding the Services.

Consultant and the Company agree that Consultant providing the Services shall be treated as there being no break in service status of Consultant with respect to the Company and its affiliates. Accordingly, so long as Consultant is providing the Services, Consultant shall continue to vest in all outstanding equity compensation (including without limitation, stock options, restricted stock, and restricted stock units) issued to Consultant by the Company or any affiliate thereof in connection with Consultant’s employment. On termination of this Agreement, the treatment of Consultant’s outstanding equity compensation shall be governed by the terms of the applicable agreement and plan.

7.   DTSA Notification

Despite Consultant’s confidentiality obligations set forth in this Agreement, Consultant understands that, pursuant to the Defend Trade Secrets Act of 2016, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

8.   Indemnification

The Company shall indemnify, defend and hold harmless Consultant and his heirs, executors and personal representatives (each, a “Consultant Indemnitee”) from and against, for and in respect of, and will, to the extent permitted by applicable law, advance on demand or pay as incurred, on behalf of each Consultant Indemnitee, any and all liabilities, obligations, expenses, and costs (including reasonable legal fees and disbursements, and costs of investigation and related litigation preparation) (collectively, “Liabilities”) incurred by any Consultant Indemnitee in connection with the Services rendered or its engagement hereunder, except to the extent it is finally determined by a court of competent jurisdiction that such Liabilities arose from such Consultant Indemnitee’s gross negligence, willful misconduct or breach of this Agreement. Each Consultant Indemnitee shall repay any amounts advanced to such party by the Company pursuant to this Section 8 if it is judicially determined that indemnification pursuant to this Section 8 was not required with respect to the matter for which it was provided. Consultant shall indemnify, defend, and hold harmless the Company and its directors, officers, employees, affiliates, shareholders, agents, representatives, and successors in interest from and against all Liabilities incurred by any of them in connection with a third party claim relating to the Services rendered by Consultant pursuant to this Agreement, but only to the extent it is finally determined by a court of competent jurisdiction that such Liabilities arose from Consultant’s gross negligence, willful misconduct, or breach of this Agreement.

9.   Miscellaneous

a.	Severability. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain enforceable and in full force and effect.

b.	Survival. Sections 2 (Confidentiality), 3 (Intellectual Property), 8 (Indemnification), 9 (Miscellaneous), 10 (Release of Claims), 11 (Registration), and 12 (Termination Payment) will survive such termination or expiration of this Agreement.

c.	Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to the conflict of laws provisions thereof. Each Party consents to venue exclusively in New York, New York, for any dispute or controversy arising out of or relating to any interpretation, construction, performance, or breach of this Agreement.

d.	Equitable Remedies. In the event of a breach or a threatened breach of this Agreement by Consultant, the Company may seek judicial relief in any forum with jurisdiction over the Parties. In such case, the Company may suffer irreparable harm and will therefore be entitled to request injunctive relief to enforce this Agreement, without any requirement to obtain bonds or other security. Consultant also acknowledges that, in the event of breach of this Agreement by Consultant, the Company may pursue any and all available legal remedies, including monetary damages.

e.	No Assignment. Consultant may not assign this Agreement to any third party.

f.	Waiver. Waiver by either Party of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

g.	Entire Agreement. Except for the Confidential Information, Non-Competition, Non- Solicitation and Intellectual Property Assignment Agreement entered into by the Parties as of January 10, 2022 (the “IP Agreement”), and except for the letter, dated June 5, 2023, from the Company to Consultant regarding the termination of his employment by voluntary resignation (the “Confirmation Agreement”), this Agreement is the entire agreement of the Parties and supersedes any prior agreements, understandings, or arrangement between them with respect to the subject matter hereof. For the avoidance of doubt, the IP Agreement shall remain outstanding pursuant to its terms. Furthermore, Consultant acknowledges that his employment with the Company terminated as a result of resignation, and Consultant is not entitled to any severance or similar payments from the Company, whether pursuant to Consultant’s January 9, 2021 offer of employment or otherwise.

h.	Modifications. This Agreement may be modified only by a subsequent written agreement signed by both Parties.

i.	Execution. This Agreement may be executed via facsimile, electronic signature via recognized provider (e.g., DocuSign or Adobe), or “.pdf” file, and in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument and will have the same legal force and effect as the exchange of original signatures.

10.   Release. Consultant releases (i.e., gives up) all known and unknown claims that Consultant has as of the time Consultant signs this Agreement against the Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors (in each case, in the capacities as such); and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (in each case, in their capacities as such). For example, Consultant is releasing all common law contract, tort, or other claims Consultant has or might have, as well as all claims Consultant has or might have under the Worker Adjustment & Retraining Notification Act (the WARN Act), the Family and Medical Leave Act (FMLA), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws. However, and anything herein to the contrary notwithstanding, Consultant is not releasing (i) any of the few claims that the law does not permit Consultant to release by private agreement; (ii) vested benefits (except already-denied benefits) under any employee-benefit plan governed by ERISA, and any equity-based awards; (iii) any rights Consultant has to be indemnified by the Company arising under applicable law, its certificate of incorporation or by-laws (or similar constituent documents of the Company) or any directors and officers liability insurance policy of the Company or its affiliates, or any rights Consultant has as a shareholder of the Company, or (iv) Consultant’s rights under this Agreement and the Confirmation Agreement. In addition, Consultant is not releasing any claims he may have under the Age Discrimination in Employment Act of 1967; provided, however, Consultant representations that Consultant has no basis to assert that Consultant has been discriminated against on any basis, including, without limitation, on the basis of age, gender, national origin, race, or sexual orientation.

11.   Registration. If, during the Term or thereafter, (a) the Company files a Registration Statement (as defined below) to register the sale by the Company of shares of its common stock, (b) any shares of common stock owned or acquirable by any officers or directors of the Company are included in such Registration Statement, and (c) all of the Registrable Securities (as defined below) are not then covered by an effective Registration Statement, then the Company shall include all of the Registrable Securities in such Registration Statement. As used herein, “Registrable Securities” means all shares of common stock owned or acquirable by Consultant, provided that such Registrable Securities shall no longer be Registrable Securities once they have been sold or transferred pursuant to an effective Registration Statement or pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”) and the term “Registrable Securities” shall not include shares of common stock of the Company that are freely tradable under the Act without registration under the Act; and “Registration Statement” means a registration statement filed under the Act by the Company with the Securities and Exchange Commission for a public offering and sale of securities of the Company set forth therein (other than a registration statement on Form S-8 or Form S-4, or their successors, any other form for a limited purpose or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

12.   Termination Payment. Subject to (a) this Agreement not being terminated by the Company due to Consultant’s breach, and (b) Consultant’s execution and non-revocation of the Company’s standard general release of all claims (which includes a customary release of claims under the Age Discrimination in Employment Act of 1967 but shall not include any new non-compete or non-solicitation obligations), such that the release becomes irrevocably effective within 30 days following the expiration of the Term, the Company shall (i) pay consultant an additional termination payment of $108,540 and (ii) provide that Consultant shall be deemed to have another three months’ service for purposes of vesting of outstanding equity compensation.

Orchestra BioMed, Inc.	Accepted and Agreed:

By:	/s/ David Hochman	/s/ Michael D. Kaswan
	David Hochman	Michael D. Kaswan
Chairman, CEO & Founder

Exhibit A

1.    Contact

Consultant’s Contact information is as follows:

Name: Michael D. Kaswan

Address: [Omitted pursuant to Item 601(a)(6)]

Phone: [Omitted pursuant to Item 601(a)(6)]

Email: [Omitted pursuant to Item 601(a)(6)]

2.    Services

Consultant shall be available, as reasonably requested by the Company, to assist the Company in transitioning Consultant’s prior duties as Chief Financial Officer of the Company to the Company’s new CFO.

3.    Payment

As sole consideration for the Services, the Company shall pay Consultant $36,180 per calendar month, pro-rated for partial months. Payment for each such month shall be provided by the 15th day of the following month. Payment shall be reported on a 1099, and shall not be subject to applicable withholding.

150 Union Square Drive – New Hope, PA 18938 | T. 917.254.4900 | www.orchestrabiomed.com